Exhibit 4.4

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on December 23, 2020 (the “Effective Date”), by and among

1.	Belite Bio, Inc, an exempted company organized under the laws of the Cayman Islands (the “Company”),

2.	each of the Persons named on Schedule A-1 attached hereto (collectively, the “Principals”, and each an “Principal”),

3.	each of the Persons named on Schedule A-2 hereto (collectively the “Series A Investors”, each a “Series A Investor”), and

4.	each of the Persons named on Schedule A-3 hereto (collectively the “Series B Investors”, each a “Series B Investor”, together with the Series A Investors, the “Investors”, and each an “Investor”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

A	The Company is engaged in the business of drug development (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

B	Certain investors have agreed to purchase from the Company, and the Company has agreed to sell to the investors, certain Series B Preferred Shares (as defined below) of the Company on the terms and conditions set forth in the Series B Preferred Share Purchase Agreement dated as of the date hereof by and among the Company and the Investors (the “Purchase Agreement”).

C	The Company, the Principals and the Series A Investors entered into certain Shareholders Agreement on January 21, 2020 (the “Prior Shareholders Agreement”).

D	In connection with the purchase and sale of the Series B Preferred Shares pursuant to the Purchase Agreement, and as a condition thereto, the Company and the Investors agree to enter into this Agreement to amend and restate the Prior Shareholders Agreement in its entirety.

E	The Parties hereto constitute the required parties set forth in Section 15.11 of the Prior Shareholders Agreement and desire to amend and restate the Prior Shareholders Agreement in its entirety as set forth in this Agreement.

Shareholders Agreement

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                  Definitions.

1.1              Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them below:

“Accounting Standards” means International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including, without limitation, standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, applied on a consistent basis.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any Controlling shareholder of the Investor, (w) any of such shareholder's or Investors’ general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Taiwan, or the United States.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” has the meaning set forth in the Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

2	Shareholders Agreement

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deemed Liquidation Event” has the meaning given to such term in the Memorandum and Articles.

“Director” means a director serving on the Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exempted Distribution” has the meaning given to such term in the Memorandum and Articles.

“Form F-1” means Form F-1 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-1” means Form F-1 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means the Company, together with its Subsidiary, and “Group” refers to all of Group Companies collectively.

3	Shareholders Agreement

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“IPO” means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Majority Investors” means the holders of at least a majority of the voting power of the then issued and outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Memorandum and Articles” means the Second Amended and Restated Memorandum of Association of the Company and the Second Amended and Restated Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means, collectively, the Series A Preferred Shares and the Series B Preferred Shares.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise.

4	Shareholders Agreement

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles.

“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Preferred Shares, (ii) any Ordinary Shares of the Company issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, and (iii) any Ordinary Shares owned or hereafter acquired by the Investors; excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 15.3. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholder” means a holder of any Shares.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Share Sale” has the meaning set forth in the Memorandum and Articles.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“US” means the United States of America.

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1.2              Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Approved Sale	Section 9.1
Arbitration Notice	Section 15.5(i)
Business	Recitals
CFC	Section 14.4
Company	Preamble
Company Notice	Section 8.2(iii)(a)
Company Option Period	Section 8.2(ii)
Confidential Information	Section 14.3
Co-Sale Notice	Section 8.3(i)
Dispute	Section 15.5(i)
Drag Holders	Section 9.1
Effective Date	Preamble
ESOP	Section 7.3(i)
Exempt Registrations	Section 3.4
Exercising Shareholder	Section 8.2(iii)(c)
HKIAC	Section 15.5(ii)
HKIAC Rules	Section 15.5(ii)
Holding Company	Section 8.1(iv)
Investors	Preamble
New Securities	Section 7.3
Offeror	Section 9.1
Offered Shares	Section 8.2(i)
Option Period	Section 8.2(iii)(a)
Ordinary Directors	Section 12.1(i)
Participation Notice	Section 7.4(i)
Party	Preamble
Permitted Transferee	Section 8.5
Permitted Transferees	Section 8.5
PFIC	Section 14.5
Preemptive Right	Section 7.1
Principal	Preamble
Purchase Agreement	Preamble
Re-allotment Period	Section 8.2(iii)(c)
Rights Holder	Section 7.1
Second Notice	Section 8.2(iii)(c)
Selling Shareholder	Section 8.3(i)
Transfer	Section 8.1(i)
Transfer Notice	Section 8.2(i)
Transferor	Section 8.2(i)
Violation	Section 5.1(i)

1.3              Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (ix) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (x) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xii) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

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2.                  Demand Registration.

2.1              Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the date that is six (6) months after the closing of the IPO, Holders holding twenty-five percent (25%) or more of the voting power of the then issued and outstanding Registrable Securities held by all Holders may request in writing that the Company effect a Registration on any internationally recognized exchange that is reasonably acceptable to such requesting Holders. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its commercially reasonable efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to consummate no more than three (3) Registrations pursuant to this Section 2.1 that have been declared and ordered effective; provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.1 are not fully included in the Registration for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.1. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 2.1 unless the aggregate proceeds from the offering that is the subject of the Registration exceeds US$50,000,000 and at least 10% of the Registrable Securities then issued and outstanding shall participate in such Registration.

2.2              Registration on Form F-3 or Form S-3. The Company shall use its commercially reasonable efforts to qualify for registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders holding 10% or more of the voting power of the then issued and outstanding Registrable Securities held by all Holders may request the Company in writing to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its commercially reasonable efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Company shall be obligated to consummate no more than two (2) Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Section 2.2; provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2 are not fully included in such Registration for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.2. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 2.2 unless the aggregate proceeds from the offering that is the subject of the Registration exceeds US$50,000,000.

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2.3              Right of Deferral.

(i)                 The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(1)               if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its commercially reasonable efforts to cause that Registration Statement to become effective within sixty (60) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration in accordance with Section 3 (other than an Exempt Registration);

(2)               during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration; provided, that the Holders are entitled to join such Registration in accordance with Section 3;

(3)               in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction; or

(4)               with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), if Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States) (as the case may be) is not available for such offering by the Holders, or if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$50,000,000.

(ii)              If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right for more than ninety (90) days on any one occasion or more than once during any twelve (12) month period; provided, further, that the Company may not Register any other its securities during such period (except for Exempt Registrations).

8	Shareholders Agreement

2.4              Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of at least a majority of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may exclude the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering and so long as the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included; provided that any Initiating Holder shall have the right to withdraw its request for Registration from the underwriting by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement, and such withdrawal request for Registration shall not be deemed to constitute one of the Registration rights granted pursuant to Section 2.1 or Section 2.2, as the case may be. If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.                  Piggyback Registrations.

3.1              Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its commercially reasonable efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

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3.2              Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3              Underwriting Requirements.

(i)                 In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude all or such portion of the Registrable Securities which were requested to be Registered, but only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of any non-excluded Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii)              If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4              Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable), (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities and does not permit secondary sales, or (iv) relating to a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered (collectively, “Exempt Registrations”).

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4.                  Registration Procedures.

4.1              Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i)                 Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its commercially reasonable efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding at least two thirds in voting power of the Registrable Securities Registered thereunder, keep the Registration Statement effective until the distribution thereunder has been completed;

(ii)              Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(iii)            Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)             Use its commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under the Applicable Securities Laws, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(v)               In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi)             Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

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(vii)          Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (A) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (B) comfort letters dated as of (x) the effective date of the final registration statement covering such Registrable Securities, and (y) the closing date of the sale of the Registrable Securities, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(viii)        Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its commercially reasonable efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix)             Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(x)               Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.

4.2              Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3              Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 of this Agreement if the Registration request is subsequently withdrawn at the request of the Holders holding at least two thirds of the voting power of the Registrable Securities requested to be Registered by all Holders in such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration) unless the Holders of at least two thirds of the voting power of the Registrable Securities then issued and outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and the Company shall pay any and all such expenses.

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5.                  Registration-Related Indemnification.

5.1              Company Indemnity.

(i)                 To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse, as incurred, each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)              The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter. Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or other aforementioned person, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

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5.2              Holder Indemnity.

(i)                 To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers, any other Holder selling securities in connection with such Registration, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration.

(ii)              The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3              Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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5.4              Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.5              Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6              Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.                  Additional Registration-Related Undertakings.

6.1              Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i)                 make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)              file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

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(iii)            at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2              Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the written consent of holders of at least a majority of the voting power of the then issued and outstanding Registrable Securities held by all Holders (calculated on an as-converted to Ordinary Share basis), enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3              “Market Stand-Off” Agreement. Each holder of Registrable Securities agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus, as may be extended in line with customary market practice, by up to a maximum of thirty two (32) days, to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the date of the final prospectus relating to the IPO (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (a) the forgoing provisions of this Section shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the issued and outstanding share capital of the Company (calculated on an as-converted to Ordinary Share basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section, (y) this Section shall not apply to a Holder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (z) the lockup agreements shall permit a Holder to transfer their Registrable Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. The Investors agree to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

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6.4              Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of a Qualified IPO, (ii) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

6.5              Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6              Intent. The terms of Sections 2 through 6 are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(i)                 it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis  mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(ii)              it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to the Majority Investors to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

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7.                  Preemptive Right.

7.1              General. The Company hereby grants to each holder of Preferred Shares and Ordinary Shares (“Rights Holder”) the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below) (and any oversubscription, as provided below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”).

7.2              Pro Rata Share. A Rights Holder’s “Pro Rata Share” for purposes of the Preemptive Rights is the ratio of (a) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Rights Holder, to (b) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then issued and outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.

7.3              New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the Closing, except for:

(i)                 Ordinary Shares (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the Company’s employee share option plans (“ESOP”) duly approved by the Board in accordance with Section 13;

(ii)              any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event;

(iii)            any Ordinary Shares issued pursuant to bona fide transactions with commercial lenders or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved by the Board;

(iv)             any Ordinary Shares issued pursuant to bona fide transactions with licensors, collaborators or strategic partners in connection with technology licensing, research, development or commercialization collaboration, strategic partnership or similar transactions, each such transaction having been approved by the Board;

(v)               any Equity Securities of the Company issued pursuant to the Qualified IPO;

(vi)            any Equity Securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved in accordance with Section 13;

(vii)          any Ordinary Shares issued upon the conversion of the Preferred Shares; and

(viii)        any Series B Preferred Shares issued pursuant to the Purchase Agreement.

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7.4              Procedures.

(i)                 In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Rights Holder written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have ten (10) Business Days from the date of receipt of any such Participation Notice to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so respond in writing within such ten (10) Business Day period, then such Rights Holder shall forfeit the right hereunder to purchase its Pro Rata Share of such New Securities, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities. At the expiration of such ten (10) day period, the Company shall promptly notify each Rights Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Rights Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Rights Holders were entitled to subscribe but that were not subscribed for by the Rights Holders which is equal to the proportion that the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Shares, by such Fully Exercising Investor bears to the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Shares then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 7.4 shall occur within the later of ninety (90) days of the date that the Participation Notice is given and the date of initial sale of New Securities pursuant to Section 7.5.

7.5              Failure to Exercise. Upon the expiration of the Participation Period, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 7.

8.                  Restriction on Transfers; Rights of First Refusal and Co-Sale Rights.

8.1              Restriction on Transfers.

(i)                 Principals. A Principal shall not directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Principal unless Sections 8.2, 8.3 and 8.4 are complied with.

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(ii)              Investors. For the avoidance of doubt, Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by them without limitation; provided that (i) no such Transfer shall result in any shares of the Company being transferred to or owned by, directly or indirectly, any competitor of the Company; (ii) such Transfer is effected in compliance with all applicable Laws and (iii) the transferee shall execute and deliver to the Company a deed of adherence or joinder becoming a party hereto as an “Investor” subject to the terms and conditions hereof (if not already so bound) upon and after such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer.

(iii)            Prohibited Transfers Void. Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

(iv)             No Indirect Transfers. Each Principal agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person, or otherwise. Any purported Transfer, sale or issuance of any Equity Securities of any company held by a Principal holding shares in the Company (the “Holding Company”) in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, any Principal or Holding Company) shall recognize any such Transfer, sale or issuance.

8.2              Rights of First Refusal.

(i)                 Transfer Notice. If a Principal (a “Transferor”) proposes to Transfer any Equity Securities of the Company or any interest therein to one or more third parties, then the Transferor shall give the Company and each Investor written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(ii)              Option of Company. The Company shall have an option for a period of ten (10) days following receipt of the Transfer Notice (the “Company Option Period”) to elect to purchase all or a portion of the Offered Shares, at the same price and subject to the same terms and conditions as described in the Transfer Notice, exercisable by written notice to the Transferor (with a copy to the Investors).

(iii)            Option of Investors.

(a)               If the Company does not timely elect to purchase all of the Offered Shares pursuant to clause (ii) above, then the Company shall deliver to each Investor written notice (the “Company Notice”) thereof within ten (10) days after the expiration of the Company Option Period, and each such Investor shall have an option for a period of ten (10) days following receipt of the Company Notice (the “Option Period”) to elect to purchase all or any portion of its respective Pro Rata Share of the remaining Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

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(b)               For the purposes of this Section 8.2(iii), an Investor’s “Pro Rata Share” of such Offered Shares shall be equal to (i) the total number of such Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Investor on the date of the Transfer Notice (including all Preferred Shares held by such Investor on an as-converted to Ordinary Share basis) and the denominator of which shall be the total number of Ordinary Shares held by all Investors on such date (including all Preferred Shares held by such Investors on an as-converted to Ordinary Share basis).

(c)               If any Investor fails to exercise its right to purchase its full Pro Rata Share of such Offered Shares, the Company shall deliver written notice thereof (the “Second Notice”), within five (5) days after the expiration of the Option Period, to the Transferor and to each Investor that elected to purchase its entire Pro Rata Share of the Offered Shares (an “Exercising Shareholder”). The Exercising Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the Second Notice (the “Re-allotment Period”); provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative Pro Rata Shares.

(d)               Subject to applicable securities Laws, each Investor shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Investor notifies the Company and the Transferor in writing and such Affiliates shall execute and deliver such documents and take such other actions as may be necessary for such Affiliates to join in and be bound by the terms of this Agreement as an “Investor” (if not already a party hereto) upon and after such Transfer.

(iv)             Procedure. If the Company or any Investor gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, any re-allotment, then payment for the Offered Shares to be purchased shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor, the Company (if it is a purchaser) and all the Exercising Shareholders (if they are purchasers) and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the thirtieth (30th) day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 8.2(v), in which case the closing shall be on such later date or as provided in Section 8.2(v)(d). The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Investor has elected to purchase under this Section 8.2 any Offered Shares offered thereby. The Company will update its register of members upon the consummation of any such Transfer.

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(v)               Valuation of Property.

(a)               Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company and/or the Investors, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b)               If the Transferor, the Company (if it is a purchaser), and the Exercising Shareholders holding a majority of the Offered Shares elected to be purchased by all Exercising Shareholders (if they are purchasers) cannot agree on such cash value within the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of such groups or, if they cannot agree on an appraiser within the Option Period, each such group shall select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c)               The cost of such appraisal (and the cost, if any, of securing the appointment thereof by the HKIAC council) shall be shared equally by the Transferor, on the one hand, and the purchasers pro rata based on the number of Offered Shares such purchaser is purchasing, on the other hand.

(d)               If the value of the purchase price offered by the prospective transferee is not determined within 30 days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Company and/or the Exercising Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 8.2(v).

8.3              Right of Co-Sale.

(i)                 To the extent the Company and the Investors do not exercise their respective rights of first refusal under Section 8.2 as to all or any of the Offered Shares proposed to be sold by the Transferor to the third party transferee identified in the Transfer Notice, the Transferor shall give notice thereof to each Investor not exercising any right of first refusal pursuant to Section 8.2 (the “Co-Sale Notice”) (specifying in such Co-Sale Notice the number of remaining Offered Shares as well as the number of Shares that such Investor would be eligible to include in such sale pursuant to its co-sale right hereunder, and each such Investor shall have the right to participate in such sale, to the third party transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Section 8.2, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable than the terms and conditions offered to the Transferor) (and for the same consideration on an as converted to ordinary share basis) by notifying the Transferor in writing within ten (10) days following the date of the Co-Sale Notice (each such electing Investor, a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

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(ii)              The total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the remaining Offered Shares being transferred to the third party transferee identified in the Transfer Notice after giving effect to the exercise of all rights of first refusal pursuant to Section 8.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by the Transferor and all Selling Shareholders.

(iii)            Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Shareholder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iv)             The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 8.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such Transfer.

(v)               To the extent that any prospective purchaser prohibits the participation by a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

8.4              Non-Exercise of Rights.

(i)                 If the Company and the Investors do not elect to purchase all of the Offered Shares in accordance with Section 8.2, then, subject to the right of the Investors to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 8.3, the Transferor shall have a period of sixty (60) days from the expiration of the Option Period in which to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under this Agreement with respect to the Offered Shares, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

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(ii)              In the event the Transferor does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within sixty (60) day period, the rights of the Investors under Section 8.2 and Section 8.3 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(iii)            The exercise or non-exercise of the rights of the Investors under this Section 8 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

8.5              Limitations to Rights of First Refusal and Co-Sale. Subject to the requirements of applicable Law, the restrictions under Section 8.1 and the right of first refusal and right of co-sale of the Investors under Sections 8.2 and 8.3 shall not apply to (a) any sale of Equity Securities of the Company to the public pursuant to a Qualified IPO, (b) Transfer of any Equity Securities of the Company now or hereafter held by a Transferor to such Transferor’s parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of such Transferor or such Transferor’s parents, children, spouse for bona fide estate planning purposes, and (c) Transfer of any Equity Securities of the Company now or hereafter held by an Transferor to its Affiliates (each such transferee pursuant to clause (b) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided, that (i) such Transfer is effected in compliance with all applicable Laws, (ii) respecting any transfer pursuant to clause (b) above, the Transferor has provided the Majority Investors reasonable evidence of the bona fide estate planning purposes for such transfer, and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall execute and deliver to the Company a deed of adherence or joinder becoming a party hereto as an “Investor” subject to the terms and conditions hereof (if not already so bound) assuming the obligations of such Transferor under this Agreement as a Transferor, with respect to the transferred Equity Securities; provided further, that the Transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement.

9.                  Drag-Along Rights.

9.1              Drag-Along Obligations. On or after January 31, 2025, if more than 67% of holders of Preferred Shares (collectively, the “Drag Holders”) approve in writing a proposed Deemed Liquidation Event, Share Sale or other sale of the Company, whether structured as a merger, reorganization, asset sale, share sale, sale of control of the Company, or otherwise at a valuation no less than US$500,000,000 (the “Approved Sale”), to any Person that is not a Drag Holder or an Affiliate of any Drag Holder (the “Offeror”), then at the request of the Drag Holders the Company shall promptly notify in writing each other holder of Equity Securities of the Company and the material terms and conditions of such proposed Approved Sale, whereupon each such holder shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

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(i)                 Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 7.2 of the Memorandum and Articles and provided further that some holders may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of such holders.

(ii)              Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii)            Not exercise any dissenters’ or appraisal rights under applicable law with respect to such Approved Sale.

(iv)             Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v)               Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

9.2              Other Provisions. In the event that any such holder fails for any reason to take any of the foregoing actions after reasonable notice thereof, such holder hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. None of the transfer restrictions set forth in Section 8 or 9 of this Agreement shall apply in connection with an Approved Sale, notwithstanding anything contained to the contrary herein and therein.

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10.              Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by a Party and their permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO, AS AMENDED AND RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

11.              Information and Inspection Rights.

11.1          Delivery of Financial Statements. The Company shall deliver to each Rights Holder who holds at least five percent (5%) in the share capital of the Company on fully-diluted basis the following documents or reports:

(i)                 within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, all prepared in English and in accordance with the Accounting Standards consistently applied, such financial statements shall be audited and certified by independent public accountants selected by the Board of Directors if the Board of Directors determines that it is advisable for the Company to have such financial statements audited and certified;

(ii)              within sixty (60) days of the end of each second quarter of a year, a consolidated unaudited income statement for the first six months of such year and a consolidated unaudited balance sheet for the Company as of the end of such six-month period, in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes);

(iii)            an annual business and financial plan for the following fiscal year prior to the beginning of such fiscal year in reasonable detail;

(iv)             as soon as practicable, any other information reasonably requested by any such Rights Holder, provided that such requests shall not be more frequent than twice a year.

11.2          Inspection Rights. The Company covenants and agrees that each Rights Holder shall have the right, to reasonably inspect the books and records of each Group Company at any time during regular working hours and in a manner so as not to interfere with the normal business operations of the Group Company on reasonable prior notice to such Group Company, provided that such Rights Holder shall bear the costs for its own representatives and that such inspection shall not be more frequent than twice a year.

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12.              Election of Directors.

12.1          Board of Directors.

(i)                 The Company shall have, and the Parties hereto agree to cause the Company to have, a Board consisting of one authorized director. The holders of a majority of the voting power of the issued and outstanding Ordinary Shares shall have right to designate, appoint, remove, replace and reappoint one director on the Board (the “Ordinary Directors”).

12.2          Voting Agreements

(i)                 With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to keep the authorized size of the Board at one director, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 12.1, and (iii) against any nominees not designated pursuant to Section 12.1.

(ii)              Any Director designated pursuant to Section 12.1 may be removed from the Board, either for or without cause, upon written request of the Person or group of Persons then entitled to designate such Director pursuant to Section 12.1 or by the Company at any time when the Person or group of Persons no longer are entitled to designate such Director pursuant to Section 12.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Person or group of Persons then entitled to designate any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the members of the Company (and given written consents in lieu thereof) in support of the foregoing.

12.3          Quorum. The Board shall hold no less than one (1) board meeting during each fiscal quarter. A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) a majority of all Directors of such Group Company then in office. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the directors may determine.

12.4          Expenses. The Company will promptly pay or reimburse each non-employee Board member for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.

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12.5          Alternates. Subject to applicable Law, each Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternate.

13.              Protective Provisions.

13.1          Acts of the Group Companies Requiring Approval of Majority Investors. So long as no less than fifty percent (50%) of the Preferred Shares issued at the Closing are issued and outstanding, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Party shall procure the Company not to, and the shareholders of the Company shall procure the Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the written consent or affirmative vote of the Majority Investors, given in writing or by vote at a meeting, consenting or voting (as the case may be) (vote together and separately as a class or series),

(i)                 any adverse amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(ii)              creation, authorization or issuance of any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any series of Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(iii)            any action that reclassifies any issued and outstanding shares into shares having rights, preferences, privileges or powers senior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(iv)             any amendment or modification to the Charter, other than amendments pursuant to and in compliance with Section 15.17 hereof and other than to effect a Qualified IPO;

(v)               any declaration, set aside or payment of a dividend or other distribution by the Company;

(vi)             any change of the size or composition of the board of directors of any Group Company other than changes pursuant to and in compliance with this Agreement;

(vii)          any increase or decrease in the authorized number of Preferred Shares, or any series thereof;

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(viii)        any Deemed Liquidation Event or any Share Sale or any merger, amalgamation, scheme or arrangement or consolidation of any Group Company with any Person, or the purchase or other acquisition by any Group Company of all or substantially all of the assets, equity or business of another Person, other than in any case an Approved Sale; or

(ix)             any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

14.              Additional Covenants.

14.1          Business of the Group Companies. The Company shall not engage in any business or operations without the approval of the Board. The business of each other Group Companies shall be restricted to the Business, except with the approval of the Board.

14.2          No Avoidance; Voting Trust. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, and the Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement. Each holder of Shares agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

14.3          Confidentiality.

(i)                 The terms and conditions of the Transaction Documents (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 14.3(i) by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s Confidential Information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company, and except that (i) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) each Investor may disclose any of the Confidential Information to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations; and (iii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to the Applicable Securities Laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(ii)              The provisions of this Section shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by the Company and the Investors in respect of the transactions contemplated hereby.

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14.4          Controlled Foreign Corporation. Each year, based on and in reliance of the information provided by the Investors, the Company shall make due inquiry with its tax advisors regarding whether the Company or any of its subsidiaries is treated as a “Controlled Foreign Corporation” (“CFC”) as defined in the Code, whether any portion of the Company’s or any of its subsidiaries’ income is “Subpart F Income” (as defined in Section 952 of the Code) (“Subpart F Income”) and each Investor’s share, if any, of such Subpart F Income (regardless of whether an Investor is a “United States Shareholder” or not). The Company shall furnish the results of such inquiry to the Investors no later than sixty (60) days following the end of the Company’s or applicable subsidiary’s taxable year. Each Investor shall reasonably cooperate with the Company to provide information necessary for the Company’s tax advisors to determine the status of such Investor, or such Investor’s Partners, as a “United States Shareholder” within the meaning of Section 951(b) of the Code, provided, however, that no Investor shall be required to provide any confidential information in connection with this determination. The Company shall make reasonable commercial efforts, and shall cause each of its subsidiaries to make reasonable commercial efforts, to provide each Investor in a timely manner with the information in its possession or reasonably obtainable that is necessary to allow such Investor or such Investor’s Partners to comply with its U.S. tax filing and reporting obligations as a result of any of the Company and its subsidiaries being treated as a CFC. For purposes of this Agreement, the term “Investor’s Partners” shall mean each of the Investor partners, members, shareholders and other equity holders and any direct or indirect owners of such partners, members, shareholders and other equity holders. The Company shall be deemed to satisfy its obligations set forth in this Section 12.5 in the event that it is unable to provide the information related to the CFC status of the Company or any of its subsidiaries solely as the result of the failure of an Investor to provide any relevant information.

14.5          Passive Foreign Investment Company. Each year, the Company shall make due inquiry with its tax advisors regarding the status of the Company and each of its subsidiaries as a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”). The Company shall notify the Investors of the results of such determination no later than sixty (60) days following the end of the Company’s or applicable subsidiary’s taxable year. Without limiting the Company’s obligations pursuant to Section 14.5, in connection with a “Qualified Electing Fund” election made by an Investor or any of an Investor’s Partners pursuant to Section 1295 of the Code with respect to the Company or any of its subsidiaries or a “Protective Statement” filed by an Investor or any of an Investor’s Partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), with respect to the Company or any of its subsidiaries, the Company shall, and shall cause each of its subsidiaries to, provide the information requested by the Investor necessary for the Investor and the Investor’s Partners to comply with the U.S. tax filing and reporting obligations with respect to such Qualified Electing Fund election or Protective Statement, including without limitation a PFIC Annual Information Statement under Section 1295(b) of the Code, and a completed IRS Form 8621, no later than seventy-five (75) days following the end of each taxable year commencing with the first taxable year for which the Company is a PFIC.

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14.6          Provision of U.S. Tax Reporting Information. The Company shall make commercially reasonable efforts, and shall cause its subsidiaries to make commercially reasonable efforts, to provide as promptly as possible, an Investor with the information in the Company’s or any of its subsidiaries’ possession or reasonably obtainable by the Company or any of its subsidiaries as is reasonably requested by the Investor to allow such Investor or any of an Investor’s Partners to comply with their U.S. tax filing and reporting obligations for the prior calendar year including completed IRS Forms 5471 and 926 for such Investor.

14.7          Costs. Any and all costs incurred by any Group Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Group Company in taking the action, or causing the action to be taken, described in Sections 14.4, 14.5 and 14.6 shall be borne by the relevant Investors.

14.8          U.S. Tax Classification. The Company is intended to be classified and treated as an association taxable as a corporation for U.S. tax purposes. If necessary to ensure such classification, the Investors shall cooperate to cause the Company to timely execute and file United States Internal Revenue Form 8832 electing to treat the Company as a corporation for U.S. Federal income tax purposes pursuant to Section 301.7701-3 of the U.S. Treasury Regulations. In connection therewith, each of the Investors hereby consent to such election and agrees to cooperate to effect such election. The Company shall furnish a copy of such Form 8832 as requested by an Investor promptly after the filing thereof. The Company shall not elect to be treated as anything other than an association taxable as a corporation for U.S. federal, state or local income tax purposes under U.S. Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state or local law, without the prior written consent of all the Investors.

15.              Miscellaneous.

15.1          Termination. This Agreement shall terminate upon mutual consent of the Parties hereto. The provisions of Sections 7, 8, 12, 13, and 14 shall terminate on the earliest of the consummation of the Qualified IPO or a Deemed Liquidation Event. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Sections 2 through 6 14.3 and Section 15). This Agreement shall terminate with respect to any shareholder of the Company when such shareholder no longer holds any Shares. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

15.2          Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

15.3          Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Investor hereunder (including, without limitation, registration rights) are assignable (together with the related obligations) to an Affiliate, or a third party in connection with the transfer of Equity Securities of the Company held by such Investor but only to the extent of such transfer, and any such transferee shall execute and deliver to the Company a deed of adherence or joinder becoming a party hereto as an “Investor” subject to the terms and conditions hereof (if not already so bound). This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein.

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15.4          Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed under the Laws of the State of Hong Kong, without regard to principles of conflict of laws thereunder.

15.5          Dispute Resolution.

(i)                 Any dispute, controversy, difference or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)              The Dispute shall be settled by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii)            The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv)             The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitral tribunal.

(v)               The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)             The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii)          Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction in accordance with the applicable Laws of that jurisdiction.

(viii)        When any Dispute occurs and when any Dispute is under arbitration, except for the matters in Dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

32	Shareholders Agreement

15.6          Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule B (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

15.7          Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

15.8          Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

15.9          Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Memorandum and Articles, or elsewhere, as the case may be.

15.10      Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

33	Shareholders Agreement

15.11      Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) the Majority Investors; provided, however, that (1) no amendment or waiver shall be effective or enforceable in respect of a holder of any class or series of Shares if such amendment or waiver affects such holder materially and adversely differently from the other or holders of the same series of Preferred Shares, respectively, unless such holder consents in writing to such amendment or waiver, and (2) any provision that specifically and expressly gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor. Notwithstanding the foregoing, any Party hereunder may waive any of its/his rights hereunder without obtaining the consent of any parties. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.

15.12      No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

15.13      Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

15.14      No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

15.15      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

15.16      Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof.

34	Shareholders Agreement

15.17      Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

15.18      Aggregation of Shares. All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of any Investor under this Agreement.

15.19      Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

15.20      Effective Date. This Agreement shall only take effect and become binding on and enforceable against the Parties subject to and upon the Closing as defined in the Purchase Agreement.

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35	Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Company:	Belite Bio, Inc

	By:	/s/ Tom Lin
	Name:	Tom Lin
	Title:	Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL:

Lin Bioscience International Ltd.

By:	/s/ Tom Lin
Name:	Tom Lin
Title:	Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Cheng-Chao Sung
	Name:	Cheng-Chao Sung
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Sen-Tai Chen
	Name:	Sen-Tai Chen
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Yun-Ju Huang
	Name:	Yun-Ju Huang
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Cheng-Han Huang
	Name:	Cheng-Han Huang
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:
H&D Asset Management Co., Ltd.
(Company Seal)

	By:	/s/ Ping-Yu Chu (Seal)
	Name:	Ping-Yu Chu
	Title:	Legal Representative
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Tian-Ren Huang
	Name:	Tian-Ren Huang
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

Grand Fortune Venture Capital Corporation
(Company Seal)

	By:	/s/ Hsien-Hua Huang
	Name:	Hsien-Hua Huang
	Title:	Chairman
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

Foryou Venture Capital Limited Partnership
(Company Seal)

	By:	/s/ Hsien-Hua Huang
	Name:	Hsien-Hua Huang
	Title:	Legal Representative
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

YUN HSIEN ENTERPRISE CO., LTD
(Company Seal)

	By:	(Seal) Yu-Hsien Wu
	Name:	Yu-Hsien Wu
	Title:	Chairman
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Hsueh-Jung Hsia
	Name:	Hsueh-Jung Hsia
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Hao-Wei Chu
	Name:	Hao-Wei Chu
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

Foryou Capital Corporation
(Company Seal)

	By:	/s/ Hsien-Hua Huang
	Name:	Hsien-Hua Huang
	Title:	Chairman
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

	By:	/s/ Ching-Yu Peng
	Name:	Ching-Yu Peng
	ID:	########

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as on the date and year first above written.

INVESTOR:

Lin Bioscience International Ltd.

	By:	/s/ Tom Lin
	Name:	Tom Lin
	Title:	Director
	ID:	########

[Signature Page to Shareholders Agreement]

SCHEDULE A-1

LIST OF PRINCIPALS

Shareholders Agreement

SCHEDULE A-2

LIST OF SERIES A INVESTORS

Shareholders Agreement

SCHEDULE A-3

LIST OF SERIES B INVESTORS

Shareholders Agreement

SCHEDULE B

ADDRESS FOR NOTICES

Shareholders Agreement